Exhibit 99.1

Contacts:

AtriCure, Inc. Thomas Etergino Chief Financial Officer 513-755-4561 tetergino@atricure.com	The Ruth Group Carol Ruth / Nick Laudico (investors) (646) 536-7017 / 7030 cruth@theruthgroup.com nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

Press Release

AtriCure Reports Third Quarter 2005 Financial Results

Business Highlights

•	Generated quarterly revenue of $7.2 million, up 59.3% year-over-year
•	Received 510(k) clearance for Isolator™ endoscopic ablation system
•	First patient enrolled and treated in minimally invasive sole-therapy clinical study for the treatment of atrial fibrillation
•	Launched Isolator™ bipolar pen
•	Announced establishment of European subsidiary

WEST CHESTER, Ohio – November 3, 2005 – AtriCure, Inc. (Nasdaq:ATRC), a medical device company focused on developing, manufacturing and selling innovative surgical devices, announced today financial results for the third quarter ended September 30, 2005.

Third quarter 2005 consolidated revenue was $7.2 million, a 59.3% increase over $4.5 million for the third quarter of 2004. As expected, sequential revenue was down 7.3% from $7.7 million reported in the second quarter of 2005 due primarily to seasonality. Third quarter 2005 revenues from domestic open-heart products represented 73% of consolidated revenue, revenue from domestic minimally invasive sole therapy products accounted for 18% and international revenue accounted for 9%.

Gross profit for the third quarter 2005 was $5.2 million with a gross margin of 71.9%. Gross profit for the same period in the prior year was $3.3 million with a gross margin of 74.2%. Gross profit for the second quarter of 2005 was $5.8 million with a gross margin of 74.4%. Third quarter gross margin was negatively impacted by certain one-time indirect manufacturing costs associated with the Enable acquisition completed in August 2005 and the mix of domestic and international revenue.

Research and development expenses were $2.6 million for the third quarter 2005, compared with $1.2 million for the third quarter 2004. The year-over-year increase is attributable primarily to the recruitment of additional full-time engineers and the expansion of product development and clinical trials.

Selling, general and administrative expenses were $6.3 million for the third quarter 2005, compared with $3.9 million for the same period in the prior year. The year-over-year increase is attributable primarily to the expansion of the sales and marketing organization. The Company has recently named Steve Cambridge as Vice President of Sales in order to lead our domestic sales organization.

On a GAAP basis, the Company reported a third quarter net loss of $4.0 million, or $0.50 per share. On a pro forma basis, assuming the acquisition of Enable Medical Corporation had occurred on January 1, 2005 and the conversion of all AtriCure’s 6,012,020 shares of preferred stock into 6,012,020 shares of common stock occurred on January 1, 2005, the third quarter 2005 net loss was $3.5 million. On a basic and fully diluted basis, giving affect to the recently issued common shares from the initial public offering, pro forma net loss per share was $0.30.

Cash and cash equivalents at September 30, 2005 were $38.3 million inclusive of the proceeds from the Company’s August 2005 initial public offering and after the acquisition of Enable Medical Corporation.

David Drachman, President and Chief Executive Officer, said, “During the quarter, we made significant progress towards achieving our new product and clinical regulatory milestones. The recent launch of the Isolator™ bipolar pen and the 510(k) clearance of our Isolator™ endoscopic ablation system is expected to help us expand the market in 2006. Additionally, we are pleased about the progress we have made in our Restore SR-II clinical trial. We anticipate completing the enrollment of the feasibility phase of Restore SR-II during the first quarter of 2006 and initiating discussions with the FDA concerning the development of a pivotal study.”

Conference Call

AtriCure will also host a Web cast and conference call today at 4:30 pm ET to discuss third quarter 2005 results. A live Web cast of the conference call will be available online from the investor relations page of AtriCure’s corporate Web site at www.atricure.com. The dial-in numbers are (866) 362-4831 for domestic callers and (617) 597-5347 for international callers. The reservation number for both is 32538487. The recording of the conference call will remain available on Atricure’s Web site through February 3, 2006. A telephonic replay of the call will be available until December 3, 2005. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 85109345.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company focused on developing, manufacturing and selling innovative surgical devices to create precise lesions, or scars, in soft tissues. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure, Inc. bipolar ablation system as a standard treatment alternative during open-heart surgical procedures to safely, rapidly and reliably create lesions in cardiac, or heart, tissue to block the abnormal electrical impulses that cause atrial fibrillation, a rapid, irregular quivering of the upper chambers of the heart.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

AtriCure, Inc.

Condensed Statement of Operations

(unaudited)

	Three months ended September 30,
	2005	2004
Revenues	$7,169,748	$4,499,894
Cost of revenues (a)	2,015,458	1,161,784

Gross profit	5,154,290	3,338,110

Expenses:
Research and development expenses (a)	2,612,977	1,166,798
Selling, general and administrative expenses	6,308,516	3,881,154

Total expenses	8,921,493	5,047,952

Loss from operations	(3,767,203)	(1,709,842)
Preferred stock interest expense	(379,669)	(976,292)
Interest income (expense), net	106,943	24,442
Other income	84,868	—
Income tax expense	(9,375)	(284)

Net loss available to shareholders	$(3,964,436)	$(2,661,976)

Basic and diluted loss per share (b)	$(0.50)	$(1.46)

Weighted average shares outstanding:
Basic and diluted	8,151,220	1,822,696

(a) Includes the following expenses resulting from transactions with Enable Medical Corporation prior to our acquisition as of August 10, 2005:
Cost of revenues	$943,313	$1,094,785
Research and development expenses	$139,365	$ 340,964

(b)	For purposes of calculating EPS, the net loss as reported was increased by approximately $98,000, which was the amount of unamortized offering costs associated with the preferred stock at the date of conversion.

AtriCure, Inc.

Condensed Statement of Operations

(unaudited)

	Nine months ended September 30,
	2005	2004
Revenues	$22,397,927	$13,426,770
Cost of revenues (a)	5,913,099	3,637,127

Gross profit	16,484,828	9,789,643

Expenses:
Research and development expenses (a)	6,320,371	2,918,378
Selling, general and administrative expenses	16,670,850	9,971,480

Total expenses	22,991,221	12,889,858

Loss from operations	(6,506,393)	(3,100,215)
Preferred stock interest expense	(2,332,254)	(2,928,876)
Other interest income, net	122,552	80,025
Other income	84,868	—
Income tax expense	(42,225)	(16,972)

Net loss available to shareholders	$(8,673,452)	$(5,966,038)

Basic and diluted loss per share (b)	$(2.20)	$(3.29)

Weighted average shares outstanding:
Basic and diluted	3,981,354	1,811,460

(a) Includes the following expenses resulting from transactions with Enable Medical Corporation prior to our acquisition as of August 10, 2005:
Cost of revenues	$4,259,269	$3,614,074
Research and development expenses	$1,201,583	$ 837,018

(b)	For purposes of calculating EPS, the net loss as reported was increased by approximately $98,000, which was the amount of unamortized offering costs associated with the preferred stock at the date of conversion.

AtriCure, Inc.

Condensed Balance Sheets

(unaudited)

	September 30, 2005	December 31, 2004

ASSETS
Current assets:
Cash & cash equivalents	$38,335,926	$5,175,177
Accounts receivable, less allowance for doubtful accounts of $81,900 and $56,779 as of September 30, 2005 and December 31, 2004, respectively	3,769,495	3,520,621
Inventory	2,424,719	1,087,408
Prepaid expenses	1,084,617	112,740
Deferred tax asset	186,000	—

Total current assets	45,800,757	9,895,946
Property and equipment-net	3,551,038	2,410,051
Deferred offering costs	—	412,005
Intangible asset	1,040,278	—
Goodwill	3,702,837	—
Other assets	215,327	12,618

Total assets	$54,310,237	$12,730,620

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable (a)	$2,191,349	$733,444
Commissions/bonus payable	1,174,233	791,639
Accrued liabilities	2,331,727	1,780,690
Short-term debt	323,585	—

Total current liabilities	6,020,894	3,305,773
Capital lease obligations	44,178	—
Long term debt	1,201,540	—
Deferred tax liability	48,000	—
Redeemable preferred stock:
Preferred stock, $0.001 par value; designated Series A, 2,182,521 shares authorized, issued and outstanding as of December 31, 2004	—	7,979,396
Preferred stock, $0.001 par value; designated Series B, 4,059,720 shares authorized; 3,829,499 issued and outstanding as of December 31, 2004	—	28,776,745

Total redeemable preferred stock	—	36,756,141

Shareholders’ deficit:
Common stock, $0.001 par value, 90,000,000 and 10,526,315 shares authorized as of September 30, 2005 and December 31, 2004, respectively; 12,060,414 and 1,880,169 issued and outstanding as of September 30, 2005 and December 31, 2004, respectively	12,060	1,880
Additional paid-in capital	86,079,220	3,281,447
Unearned compensation	(669,383)	(981,612)
Accumulated deficit	(38,426,272)	(29,633,009)

Total shareholders’ deficit	46,995,625	(27,331,294)

Total liabilities and shareholders’ deficit	$54,310,237	$12,730,620

(a) Includes the liabilities resulting from transactions with Enable Medical Corporation prior to our acquisition as of August 10, 2005:
Accounts payable	$ —	$434,869

AtriCure, Inc.

Condensed Statement of Cash Flows

(unaudited)

	Nine months ended September 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(8,673,452)	$(5,966,038)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	1,006,566	664,744
Amortization of intangible asset	29,722	—
Amortization of deferred financing costs	24,462	—
Stock compensation	497,898	705,594
Preferred stock interest	2,332,254	2,928,876
Changes in assets & liabilities:
Accounts receivable	1,188,002	(1,399,937)
Inventory	(483,136)	(392,345)
Prepaid expenses	(949,167)	109,460
Other assets (a)	412,420	(7,132)
Accounts payable	975,896	428,092
Commissions payable	161,478	192,387
Accrued liabilities (a)	(135,198)	361,683

Net cash used in operating activities	(3,612,255)	(2,374,616)

Cash flows from investing activities:
Purchase of property & equipment	(1,486,948)	(1,263,578)
Cash paid for acquisition, net	(6,420,681)	—

Net cash used in investing activities	(7,907,629)	(1,263,578)

Cash flows from financing activities:
Short-term borrowings, net	281,093	—
Long-term borrowings, net	1,201,540	—
Proceeds from stock offering	43,176,994	—
Proceeds from stock option exercise and warrants	21,006	79,952

Net cash provided by financing activities	44,680,633	79,952

Net increase (decrease) in cash and cash equivalents	33,160,749	(3,558,242)
Cash and cash equivalents—beginning of period	5,175,177	10,399,338

Cash and cash equivalents—end of period	$38,335,926	$6,841,096

Supplemental cash flow information:
Warrants issued in connection with line of credit	$216,083

(a)	Cash flows from operating activities excludes non-cash costs related to the initial public offering in other assets and accrued liabilities